 Exhibit 99.1

pingtan marine enterprise Reports FINANCIAL RESULTS

for the FIRST quarter ended MARCH 31, 2015

Company to Hold Conference Call on Tuesday, May 12, 2015, at 8:30 AM ET

FUZHOU, China, May 11, 2015 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) a global fishing company based in the People’s Republic of China (PRC), today announced its unaudited financial results the first quarter ended March 31, 2015.

Recent Significant Factors Affecting Pingtan’s Results of Operation

As previously disclosed, the Indonesian government introduced a moratorium on issuing new fishing licenses and renewals so that the country’s Ministry of Maritime Affairs and Fisheries (“MMAF”) could monitor the operations of existing fleets and to fight illegal fishing activities. As a result, all licensed fishing vessels operating in the Indonesian waters have been informed by the Indonesian government to only operate within strict guidelines in order to avoid potential enforcement actions by the Indonesian Navy such as boat seizures. Pingtan currently operates 129 fishing vessels and 117 of these vessels operate in the Arafura Sea of Indonesia. To cooperate and remain in compliance with the Indonesian government’s fishing license check procedures, in January 2015, the Company lowered its operation to approximately half of its normal level; and from February 2015, Pingtan temporarily ceased operations in Indonesian waters. Since the Company derives a majority of itsrevenue from this area, this temporary ban caused a significant drop in production. As a result, the Company’s sales for the three months ended March 31, 2015 decreased significantly as compared to the three months ended March 31, 2014. The Indonesian government had previously expected the license check of fishing vessels to be completed by April 30, 2015. As of the date of this report, the license checking was still in process. While the Company believes that over the long-term the Indonesian government’s anti-illegal fishing measures will be beneficial to fully licensed fishing companies such as PME, it cannot guarantee when fishing will resume in this area, and its financial condition and results of operation will continue to be materially impacted while this moratorium is in existence.

Mr. Xinrong Zhuo, Chairman and CEO of the Company, commented, “We were pleased with the operating results achieved in the first quarter of 2015 despite the anti-illegal fishing measures enacted by the Indonesia government. In compliance with the Indonesian government’s guidelines, our fishing vessels operating in the Arafura Sea of Indonesia maintained minimum level of operation, which resulted in significant decreases in our harvest volume and sales during the quarter. However, we believe these temporary challenges will benefit fully licensed fishing companies such as Pingtan in the long term. While we are actively cooperating with the Indonesian Navy to accelerate the elimination of illegal fishing vessels from the waters, we continue to seek and establish new fishing territories and to further invest in our operations to maintain the Company’s leading market position in China.”

Pingtan Marine Enterprise, Ltd.	Page 2

May 11, 2015

First Quarter 2015 Financial Highlights (all results are compared to prior year period)

●	As a result of the above, revenue was $28.7 million compared to $65.6 million.

●	Gross profit was $11.5 million compared to $25.6 million, and gross margin was 39.9% compared to 39.0%, due to a decrease in unit selling price, due to different sales mix.

●	Net income from the fishing business was $8.4 million, or $0.10 per basic and diluted share, compared to $23.4 million, or $0.30 per basic and diluted share.

First Quarter 2015 Selected Financial Highlights

	Three Months ended March 31,
($ in millions, except per share data)	2015	2014
Fishing Business
Revenue	$28.7	$65.6
Cost of Revenue	$17.3	$40.0
Gross Profit	$11.5	$25.6
Gross Profit Margin	39.9%	39.0%
Net Income from Fishing Business	$8.4	$23.4
Basic and Diluted Weighted Average	79.1	79.1
EPS (in $)	0.10	0.30

Balance Sheet Highlights

($ in millions, except per share data)	3/31/2015 (Unaudited)	12/31/2014 (Audited)
Cash and Cash Equivalents	$67.4	$12.8
Total Current Assets	134.2	105.9
Total Assets	317.0	249.0
Total Current Liabilities	55.4	61.1
Total Long-term Debt, net of current portion	38.8	38.6
Total Liabilities	94.2	99.8
Shareholders’ Equity	222.8	149.3
Total Liabilities and Shareholders’ Equity	317.0	249.0
Book Value Per Share (in $)	2.82	$1.89

Consolidated Financial and Operating Review

Revenues

Revenues from the fishing business, sales of frozen fish and other marine catches for the three months ended March 31, 2015, were $28.7 million compared to $65.6 million for the same period in 2014. The decrease was primarily due to the decrease in average unit sale price from a different sales mix, as well as the Company’s minimal operations in the Arafura Sea during the first quarter of 2015 in compliance with Indonesian government’s efforts to combat illegal fishing in its waters, which resulted in decreased sales volumes.

Gross Margin

The Company’s gross margin was 39.9% for the three months ended March 31, 2015, compared to 39.0% in the prior-year period. The slight increase was primarily due to the different sales mix with different gross profit margins.

Pingtan Marine Enterprise, Ltd.	Page 3

May 11, 2015

Selling Expenses

Selling expenses were $0.7 million, or 2.4% of revenue, for the three months ended March 31, 2015, compared to $0.6 million, or 1.0% of revenue, in the prior-year period.

General & Administrative Expenses

For the three months ended March 31, 2015, general and administrative expenses were $1.4 million, or 5.0% of revenue, compared to $0.8 million, or 1.2% of revenue, in the prior-year period.

Net Income

Net income from the fishing business for the three months ended March 31, 2015, was $8.4 million, or $0.10 per basic and diluted share, compared to $23.4 million, or $0.30 per basic and diluted share, in the same period of 2014. The decrease was primarily due to the reasons described above.

Conference Call Details

Pingtan also announced that it will discuss financial results in a conference call on Tuesday, May 12, 2015, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-0310
Live Participant Dial In (International):	201-493-6786

To listen to the live webcast, please go to http://www.ptmarine.com and click on the conference call link at the top of the page, or go to: http://ptmarine.equisolvewebcast.com/q1-2015. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call.

About Pingtan Marine

Pingtan is a global fishing company, engaging in ocean fishing through its wholly-owned subsidiary, Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Pingtan's SEC filings available at www.sec.gov, including Pingtan's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

Pingtan Marine Enterprise, Ltd.	Page 4

May 11, 2015

CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Katherine Yao, Associate

Tel: +86 10 6587 6435

kyao@equityny.com

Pingtan Marine Enterprise, Ltd.	Page 5

May 11, 2015

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended March 31,
	2015	2014

REVENUES	$28,732,824	$65,582,952

COST OF REVENUES	17,266,289	39,983,490

GROSS PROFIT	11,466,535	25,599,462

OPERATING EXPENSES:
Selling	705,520	670,951
General and administrative	1,444,214	780,271

Total Operating Expenses	2,149,734	1,451,222

INCOME FROM OPERATIONS	9,316,801	24,148,240

OTHER INCOME (EXPENSE):
Interest income	19,232	3,425
Interest expense	(953,644)	(1,132,423)
Foreign currency transaction gain (loss)	37,381	(154,784)
Grant income	-	524,421
Loss on equity method investment	(3,345)	-
Other expense	(163)	(163)

Total Other Income (Expense), net	(900,539)	(759,524)

INCOME BEFORE INCOME TAXES	8,416,262	23,388,716

INCOME TAXES	-	-

NET INCOME	$8,416,262	$23,388,716

LESS: NET INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	(193,015)	-

NET INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$8,223,247	$23,388,716

COMPREHENSIVE INCOME:
NET INCOME	8,416,262	23,388,716
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized foreign currency translation gain (loss)	646,756	(1,299,601)
COMPREHENSIVE INCOME	$9,063,018	$22,089,115
LESS: COMPREHENSIVE INCOME ATTRIBUTABLE TO THE NON-CONTROLLING INTEREST	387,343	-
COMPREHENSIVE INCOME ATTRIBUTABLE TO OWNERS OF THE COMPANY	$8,675,675	$22,089,115

NET INCOME PER ORDINARY SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY
Basic and diluted	$0.10	$0.30

WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:
Basic and diluted	79,055,053	79,055,053

Pingtan Marine Enterprise, Ltd.	Page 6

May 11, 2015

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN U.S. DOLLARS)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$67,379,943	$12,752,272
Accounts receivable, net of allowance for doubtful accounts	30,197,115	49,999,712
Inventories	4,883,958	12,123,405
Prepaid expenses	19,723	32,913
Prepaid expenses - related parties	17,539,794	7,319,975
Deferred expenses - related parties	559,615	1,029,114
Other receivables	3,483	22,656,232
Other receivables - related parties	13,586,289	-

Total Current Assets	134,169,920	105,913,623

OTHER ASSETS:
Cost method investment	3,437,495	3,421,031
Equity method investment	56,960,841	15,964,812
Prepayment for long-term assets	13,816,274	13,750,102
Property, plant and equipment, net	108,624,354	109,980,617

Total Other Assets	182,838,964	143,116,562

Total Assets	$317,008,884	$249,030,185

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,310,466	$1,181,977
Accounts payable - related parties	296,102	2,601,314
Advances from customers	9,348	164,724
Short-term bank loans	31,500,000	30,353,890
Long-term bank loans - current portion	12,424,089	18,868,616
Accrued liabilities and other payables	6,424,788	5,602,307
Due to related parties	3,473,355	2,373,352

Total Current Liabilities	55,438,148	61,146,180

OTHER LIABILITIES:
Long-term bank loans - non-current portion	38,810,954	38,625,071

Total Liabilities	94,249,102	99,771,251

SHAREHOLDERS' EQUITY:
Equity attributable to owners of the company:
Ordinary shares ($0.001 par value; 225,000,000 shares authorized; 79,055,053
shares issued and outstanding at March 31, 2015 and December 31, 2014)	79,055	79,055
Additional paid-in capital	167,217,936	117,525,377
Retained earnings	28,748,406	21,315,710
Statutory reserve	6,412,892	6,412,892
Accumulated other comprehensive income	4,206,844	3,925,900
Total equity attributable to owners of the company	206,665,133	149,258,934
Non-controlling interest	16,094,649	-

Total Shareholders' Equity	222,759,782	149,258,934
Total Liabilities and Shareholders' Equity	$317,008,884	$249,030,185

Pingtan Marine Enterprise, Ltd.	Page 7

May 11, 2015

PINGTAN MARINE ENTERPRISE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN U.S. DOLLARS)

	For the Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,416,262	$23,388,716
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	1,528,756	1,328,129
Increase in allowance for doubtful accounts	160,765	-
Loss on equity method investment	3,345	-
Changes in operating assets and liabilities:
Accounts receivable	19,795,236	(7,802,740)
Inventories	7,266,034	(2,969,237)
Prepaid expenses	13,289	2,347,060
Prepaid expenses - related parties	(10,140,274)	-
Deferred expenses - related parties	472,387	-
Other receivables	164,836	(155,541)
Advances to suppliers	-	(81,546)
Accounts payable	122,267	365,972
Accounts payable - related parties	(2,307,645)	(4,930,343)
Advances from customers	(155,489)	(292,855)
Accrued liabilities and other payables	792,197	(743,844)
Due to related parties	3	23,352

NET CASH PROVIDED BY OPERATING ACTIVITIES	26,131,969	10,477,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Refunds from commercial retail space prepayments	22,497,898	-
Purchase of property, plant and equipment	(16,361)	(380,339)
Refunds from fixed assets deposits	-	1,901,560
Payments for equity method investment	(40,744,483)	-

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(18,262,946)	1,521,221

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loans	7,153,729	8,636,605
Repayments of short-term bank loans	(6,158,048)	(6,722,024)
Proceeds from long-term bank loans	-	3,745,867
Repayments of long-term bank loans	(6,506,894)	-
Advances from related parties	1,100,000	650,000
Payments made for dividend	(790,551)	-
Capital contribution from non-controlling interest	65,191,173	-
Payments made to related parties in connection with the termination of VIE	(13,527,168)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	46,462,241	6,310,448

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	296,407	(427,669)

NET INCREASE IN CASH AND CASH EQUIVALENTS	54,627,671	17,881,123

CASH AND CASH EQUIVALENTS - beginning of period	12,752,272	8,156,599

CASH AND CASH EQUIVALENTS - end of period	$67,379,943	$26,037,722

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$939,951	$1,481,812
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property and equipment by decreasing prepayment for long-term assets	$-	$9,841,190